Exhibit 99.3

Simulations Plus

Integrating Science and Software

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:

Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

September 2, 2014

Simulations Plus Closes Acquisition of Cognigen Corporation

LANCASTER, CA, September 2, 2014 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today announced that the Agreement and Plan of Merger (the “Agreement”) with Cognigen Corporation of Buffalo, New York, announced on July 23, 2014, has been closed as of today and the two companies are now merged.

Pursuant to the Agreement, upon closing, Cognigen has become a wholly-owned subsidiary of Simulations Plus and will continue to operate under the Cognigen name. As a result of this accretive acquisition, the total number of Simulations Plus employees is increasing from 30 to 65, and it is expected to add approximately $5 million to the revenues of the combined company in the coming fiscal year.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, Inc. said, “This is an exciting step forward for both Simulations Plus and Cognigen. Dr. Thaddeus (“Ted”) Grasela, the former President of Cognigen, has been appointed President of the combined companies and will join the board of directors to replace Virginia Woltosz, who is retiring from her position on the board. I will remain as Chairman and CEO. At my request, my new contract reduces my time to 60% of my productive time. I look forward to working with Ted and the management teams of both companies, especially devoting my time to products, services, and business development.”

Dr. Grasela added, “I am pleased to be appointed President of the combined companies and I look forward to working with Walt and the board of directors to ensure the continued success of our company. I am excited about the opportunities this merger affords for the future of clinical pharmacology. The recent push by regulatory agencies to use physiologically based pharmacokinetics (PBPK), a strength of Simulations Plus, in clinical pharmacology, a strength of Cognigen, makes the timing of this merger ideal.”

The Agreement

The Agreement called for the merger of Cognigen with and into a wholly-owned subsidiary of Simulations Plus with the subsidiary continuing as the surviving corporation.

Under the terms of the Agreement, Simulations Plus will pay the shareholders of Cognigen total consideration of $7,000,000, comprised of $2,800,000 of cash and $4,200,000 worth of newly-issued, unregistered shares of common stock of Simulations Plus. The Agreement provides that $1,800,000 of the total consideration will be held back for two years to satisfy any indemnifiable claims that may arise pursuant to the terms of the Agreement.

Excel Partners, an investment bank with offices in New York and Los Angeles, acted as exclusive financial advisor to Simulations Plus in connection with this transaction.

1

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation and modeling software that is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, agrochemical, and food industry companies worldwide. Simulations Plus is headquartered in Southern California and trades on the NASDAQ Capital Market under the symbol “SLP.” For more information, visit our Web site at www.simulations-plus.com.

About Cognigen Corporation

Cognigen Corporation was founded in 1993 in Buffalo, New York and has grown to become one of the leading providers of clinical trial data analysis. The services of the company are well-recognized as providing analysis and reports that are tailored to the expectations of regulatory agencies so that reports are submitted in a manner that minimizes follow-up questions from regulators, saving sponsors considerable time and money in getting new pharmaceutical products to market. More information is available on the company’s Web site at www.cognigencorp.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to properly manage the new combined company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

###

2